CUSIP NO 073308-10-8                    13G                   Page 6 of 6 Pages

EXHIBIT 2

REPORTING PERSON RELATIONSHIPS

Charles River VIII GP, Limited Partnership is the general partner of
Charles River Partnership VIII Limited Partnership ("CRP VIII").
Charles River VIII GP, Limited Partnership disclaims beneficial ownership of the shares held by CRP VIII in which it does not have a pecuniary interest.